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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Inland Real Estate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	June 11, 2008
Time:	10:00 a.m. central time
Place:	2901 Butterfield Road Oak Brook, Illinois 60523

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(888) 331-4732

Notice of Annual Meeting of Stockholders
to be held June 11, 2008

Dear Stockholder:

        Our annual stockholders' meeting will be held on June 11, 2008, at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road in Oak Brook, Illinois 60523. At our annual meeting, we will ask you to:

  •
  elect eight directors;

  •
  ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

  •
  transact any other business that may properly be presented at the annual meeting.

        If you were a stockholder of record at the close of business on April 17, 2008, you may vote in person at the annual meeting and any postponements or adjournments of the meeting. A list of these stockholders will be available at our offices before the annual meeting.

        Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the Board of Directors,
/s/ Beth Sprecher Brooks Beth Sprecher Brooks Secretary, Vice President and General Counsel
April 29, 2008

i

Grant of Plan-Based Awards	26
Outstanding Equity Awards at 2007 Fiscal Year-End	27
Option Exercises and Stock Vested in 2007	28
Employment Agreements	28
Potential Payments Upon Termination or a Change of Control	29
Compensation Committee Interlocks and Insider Participation	32
Certain Relationships and Related Transactions	33
Policies and Procedures with Respect to Related Party Transactions	34
PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP	35
Fees to Independent Registered Public Accounting Firm	35
Approval of Services and Fees	35
STOCKHOLDER PROPOSALS	36

ii

        This proxy statement contains information related to the annual meeting of stockholders to be held June 11, 2008, beginning at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 29, 2008.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

        The board of directors is soliciting your vote for the 2008 annual meeting of stockholders. At the annual meeting, you will be asked to:

  •
  elect eight directors;

  •
  ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

  •
  transact any other business that may properly be presented at the annual meeting.

        If you own shares of common stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares. This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission. If you plan on attending the annual meeting of stockholders in person, please contact Theresa Strino, Investor Services Manager, at (888) 331-4732, so that we can arrange for sufficient space to accommodate all attendees.

Information About Voting

        You will have one vote for each share of common stock that you owned at the close of business on April 17, 2008, which is the record date for the annual meeting. On the record date, there were 65,931,823 shares outstanding. There is no cumulative voting. A majority of the outstanding shares, or 32,965,913 shares, must be present to hold the annual meeting. The Inland Group, Inc. and its affiliates own approximately 8,212,574 shares representing approximately 12.5% of our outstanding common stock. Daniel L. Goodwin, one of our directors, is the controlling stockholder of The Inland Group, Inc.

        You may own shares either directly in your name as the stockholder of record, including shares purchased through our Distribution Reinvestment Plan and restricted share awards issued to employees under employment agreements or indirectly through a broker, bank or other holder of record. If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or by the Internet or vote in person at the annual meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in "street name," and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out the voting instruction form that accompanies your proxy materials.

        Your vote is important. You may vote in person or by granting us a proxy to vote on the proposals. You may vote by proxy in any of the following ways:

  •
  by mail: sign, date and return the proxy card in the enclosed envelope. If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, Attention: Mark E. Zalatoris; (2) providing us with a later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy;

  •
  via the Internet: follow the instructions provided on the proxy card; or

  •
  via telephone: follow the instructions provided on the proxy card.

        If you return your proxy card but do not indicate how your shares should be voted, they will be voted "for" in accordance with the board's recommendation for each proposal.

Information Regarding Tabulation of the Vote

        Our transfer agent, Registrar & Transfer Company, will tabulate all votes cast at the meeting and will act as the inspector of election at the annual meeting.

Quorum Requirement

        Stockholders owning a majority of our outstanding shares as of the record date must be present in person or by proxy in order for action to be taken at the meeting. For these purposes, "abstentions" and "broker non-votes" will be counted as present for determining whether a majority is present. A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so.

Information About Votes Necessary for Action to be Taken

        Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, represented in person or by proxy, will be required for the approval of all items, including the election of directors. A properly executed proxy marked "withhold authority" or a broker non-vote with respect to the election of one or more directors will have the effect of a no vote but will be counted for purposes of establishing a quorum. For each other item, a properly executed proxy marked "abstain" will not be voted, although it will be counted for purposes of establishing a quorum. Accordingly, an abstention will have the effect of a no vote. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee is permitted to vote your shares even if the broker does not receive voting instructions from you.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

        The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by (1) persons that beneficially own more than 5% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) the executive officers named in the Summary Compensation Table below; and (4) the directors and executive officers as a group. Except as otherwise indicated, all information is as of April 17, 2008. The percent of class is calculated using 65,931,823 shares outstanding as of April 17, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp.(1)	9,059,110	13.7%
Daniel L. Goodwin(2)(3)	8,212,574	12.5%
The Inland Group, Inc.(4)	8,212,249	12.5%
Inland Real Estate Investment Corporation(5)	8,075,886	12.2%
Inland Investment Stock Holding Company(6)	6,415,036	9.7%
Cohen & Steers, Inc.(7)	5,944,801	9.0%
The Vanguard Group, Inc.(8)	3,995,913	6.1%
Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited(9)	3,557,745	5.4%
Robert D. Parks(2)(10)(11)	165,651	*
Mark E. Zalatoris(10)(11)(12)	40,545	*
Joel D. Simmons(2)(13)	23,575	*
Roland W. Burris(2)(14)	16,431	*
Heidi N. Lawton(2)(15)	15,994	*
Joel G. Herter(2)(16)	15,972	*
Brett A. Brown(10)(11)(17)	15,505	*
D. Scott Carr(10)(11)(18)	15,457	*
William W. Anderson(10)(11)(19)	11,838	*
Thomas H. McAuley(2)(20)	11,325	*
Thomas P. D'Arcy(2)(21)	8,325	*
Thomas R. McWilliams(2)(22)	8,325	*
Beth Sprecher Brooks(10)(11)(23)	2,600	*
All Executive Officers and Directors as a group (fourteen persons total)	8,564,117	13.0%

(1)
Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Reflects shares beneficially owned by FMR Corp. and its subsidiaries and affiliates, including Fidelity Management & Research Company, in its capacity as investment adviser, and Real Estate Invest Portfolio, in its capacity as an investment company.

(2)
Director.

(3)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. Mr. Goodwin's business address is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 325 shares of common stock owned by Mr. Goodwin or his spouse and 9,091 shares, 127,272 shares, 6,415,036 shares, 121,957 shares and 1,538,893 shares of common stock owned by The Inland Group, Inc., Inland Mortgage Investment Corporation ("IMIC"), Inland Investment Stock Holding Company, Partnership Ownership Corporation ("POC") and Inland Investment Advisors, Inc. ("IIA"), respectively. The latter four entities are direct or indirect wholly-owned subsidiaries of The Inland Group, Inc. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc. IIA owns the shares of common stock as a result of acting as the investment adviser to various clients registered under Section 8 of the Investment Company Act of 1940.

(4)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. The business address of The Inland Group, Inc. is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 9,091 shares of common stock owned by The Inland Group, Inc. and 127,272 shares, 6415,036 shares, 121,957 shares and 1,538,893 shares of common stock owned by IMIC, Inland Investment Stock Holding Company, POC and IIA, respectively. The latter four entities are direct or indirect wholly-owned subsidiaries of The Inland Group, Inc. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc. IIA owns the shares of common stock as a result of acting as the investment adviser to various clients registered under Section 8 of the Investment Company Act of 1940. IIA shares voting and dispositive power with Mr. Goodwin with respect to 288,421 shares.

(5)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. The business address of Inland Real Estate Investment Corporation is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 6,415,036 shares, 121,957 shares and 1,538,893 shares of common stock owned by Inland Investment Stock Holding Company, POC and IIA, respectively. These three entities are direct wholly-owned subsidiaries of Inland Real Estate Investment Corporation, which is a direct subsidiary of The Inland Group, Inc. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc. IIA owns the shares of common stock as a result of acting as the investment adviser to various clients registered under Section 8 of the Investment Company Act of 1940.

(6)
Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. The business address of Inland Investment Stock Holding Company is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 6,415,036 shares of common stock owned by Inland Investment Stock Holding Company. Inland Investment Stock Holding Company is a direct wholly-owned subsidiary of Inland Real Estate Investment Corporation, which is a direct subsidiary of The Inland Group, Inc. Daniel L. Goodwin is the controlling shareholder of The Inland Group, Inc.

(7)
Based on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. The business address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Reflects shares beneficially owned by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc., a registered investment advisor and wholly-owned subsidiary of Cohen & Steers, Inc.

(8)
Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Reflects shares owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. as a result of it serving as investment manager of collective trust accounts.

(9)
Based on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008. The business address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The business address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Barclays Global Investors, NA beneficially owns 1,715,860 shares of common stock, or 2.62% of the outstanding shares of common stock. Barclays Global Fund Advisors beneficially owns 1,745,251 shares of common stock, or 2.66% of the outstanding shares of common stock. Barclays Global Investors, Ltd. beneficially owns 69,002 shares of common stock, or 0.11% of the outstanding shares of common stock. Barclays Global Investors Japan Trust and Banking Company Limited does not beneficially own shares of common stock. Barclays Global Investors Japan Limited beneficially owns 27,632 shares of common stock, or 0.04% of the outstanding shares of common stock.

(10)
Executive officer.

(11)
The business address for Ms. Sprecher Brooks and Messrs. Anderson, Brown, Carr, Parks and Zalatoris is 2901 Butterfield Road, Oak Brook, Illinois 60523.

(12)
Includes 2,084 shares owned by the Joanne Zalatoris Trust and 1,684 shares owned by the Scott Zalatoris Trust. Mr. Zalatoris serves as a trustee of each trust along with his spouse. Includes 19,915 shares owned jointly with Mr. Zalatoris' spouse. Also includes 16,861 shares granted to Mr. Zalatoris under the terms of his employment agreement.

(13)
The business address for Mr. Simmons is c/o Cohen Financial Corporation, 5215 Old Orchard Road, Suite 450, Skokie, Illinois 60077. Includes options to purchase 2,000 shares at exercise prices ranging from $10.45 to $19.96 per share.

(14)
The business address for Mr. Burris is Burris & Lebed Consulting LLC, 35 E. Wacker Drive, Suite 500, Chicago, IL 60601. Includes options to purchase 8,000 shares at exercise prices ranging from $9.05 to $19.96 per share and 8,431 shares owned jointly with Mr. Burris' spouse.

(15)
The business address for Ms. Lawton is c/o Lawton Realty Group, 579 W. North Avenue, Suite 304, Elmhurst, Illinois 60126. Includes options to purchase 5,000 shares at exercise prices ranging from $9.05 to $19.96 per share.

(16)
The business address for Mr. Herter is c/o Wolf & Company LLP, 2100 Clearwater Drive, Oak Brook, Illinois 60521. Includes options to purchase 6,000 shares at exercise prices ranging from $9.05 to $19.96 per share and 9,972 shares owned jointly with Mr. Herter's spouse.

(17)
Mr. Brown owns these shares jointly with his spouse. Includes 2,475 shares of restricted stock.

(18)
Includes 6,477 shares granted to Mr. Carr under the terms of his employment agreement.

(19)
Includes 6,402 shares of restricted stock.

(20)
The business address for Mr. McAuley is 3350 Riverwood Parkway, Suite 1900, Atlanta, Georgia 30339. Includes options to purchase 2,000 shares at an exercise price equal to $19.96 per share.

(21)
The business address for Mr. D'Arcy is 194 Central Street, Saugus, Massachusetts 01906. Includes options to purchase 2,000 shares at exercise prices ranging from $14.50 to $19.96 per share.

(22)
The business address for Mr. McWilliams is 1014 Burlington Ave., P. O. Box 3672, Lisle, Illinois 60532. Includes options to purchase 6,000 shares at exercise prices ranging from $10.45 to $19.96 per share

(23)
Includes 2,100 shares of restricted stock.

*
Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director, officer and individual beneficially owning more than 10% of our common stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the Securities Exchange Commission ("SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2007, or written representations that no additional forms were required, we believe that all of our officers and directors and persons that beneficially own more than 10% of the outstanding shares of our common stock complied with these filing requirements in 2007, with the exception of those reports disclosed herein. During the fiscal year ended December 31, 2007, Messrs. Robert D. Parks, Thomas H. McAuley, Roland W. Burris, Joel G. Herter, Joel D. Simmons, Thomas R. McWilliams, Thomas P. D'Arcy, Brett A. Brown, D. Scott Carr and Mark E. Zalatoris, and Ms. Heidi N. Lawton, each inadvertently failed to file on a timely basis one Form 4, each of which reported a single transaction. During that same period, Mr. Daniel L. Goodwin inadvertently failed to file on a timely basis three Forms 4 reporting a total of six transactions, and Ms. Beth Sprecher Brooks inadvertently failed to file on a timely basis two Forms 4, each of which reported a single transaction. A late Form 4 was filed with the SEC in each instance.

Costs of Proxies

        We will pay all costs of soliciting proxies and holding the annual meeting. We have not retained a third party to assist in this process. Instead, proxies may be solicited by our directors, officers or employees. We will not pay additional compensation to these individuals for these activities. We also intend to request that brokers, banks and other nominees solicit proxies from their principals. We will reimburse the brokers, banks and other nominees for certain expenses that they incur for these activities.

Other Matters

        We are not aware of any other matter to be presented at the annual meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion. Generally, stockholders seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our corporate secretary at our office not less than forty-five days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the prior year's annual meeting. We mailed the notice and proxy materials for last year's annual meeting on April 30, 2007. Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the meeting was required to provide us with notice by March 16, 2008. We did not receive notice of any proposal by that date.

Electronic Access/Available Information

        This proxy statement and our Annual Report on Form 10-K are available on our Internet website at www.inlandrealestate.com. You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you vote over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment, please go to https://www.proxyvotenow.com/irec. We file reports, proxy materials and other information with the SEC. These reports, proxy materials and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

CORPORATE GOVERNANCE

        Our business is managed under the direction and oversight of our board, which has formed three standing committees composed entirely of independent directors: Audit; Compensation; and Nominating and Corporate Governance. Each committee's function is described below. The members of our board of directors on the date of this proxy statement, and the committees on which they serve, are identified below.

Director	Audit	Compensation	Nominating and Corporate Governance
Roland W. Burris	X		XX
Thomas P. D'Arcy	X
Daniel L. Goodwin
Joel G. Herter	XX	X
Heidi N. Lawton		XX	X
Thomas H. McAuley
Thomas R. McWilliams		X	X
Robert D. Parks
Joel D. Simmons

XX indicates chairperson of the committee.

        At the meeting of the board on April 21, 2008, the board elected Thomas P. D'Arcy to serve as the chairman of the board, replacing Daniel L. Goodwin, who stepped down as chairman but who remains on the board. The chairman of the board organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring our performance and the performance of management. The chairman of the board presides over all meetings of the board of directors and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. Our directors meet from time to time in executive sessions without representatives of management present. Our independent directors also meet, from time to time, without representatives of management or the inside directors present. Historically, our independent directors have selected one director to preside over these executive sessions based on the nature of the item or items to be addressed. In light of Mr. D'Arcy's election as chairman, Mr. D'Arcy will preside at these sessions. Each director has access to the members of our management team or other employees as well as full access to our books and records.

        Our board has adopted "Guidelines on Corporate Governance" that, along with the charters adopted by each board committee and our code of ethics, provide the framework for our corporate governance. A complete copy of the guidelines, charters and code of ethics may be found on our website at www.inlandrealestate.com. In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Summary of Our Corporate Governance Principles

        As required by our governing documents and the New York Stock Exchange, a majority of our board must be "independent." According to categorical standards adopted by our board, a director will not be considered independent if, within the last three years:

  •
  we employed the director as, or a member of the director's immediate family was, an executive officer;

  •
  the director or an immediate family member received more than $100,000 per year in direct compensation from us (excluding amounts paid in the form of director and committee fees);

  •
  the director or an immediate family member was affiliated with or employed by our present or former internal or external auditor;

  •
  one of our executive officers serves on the compensation committee of another company that employs the director in any capacity or that employs an immediate family member of the director as an executive officer;

  •
  the director was an executive officer or employee, or an immediate family member was an executive officer, of a company that made payments to, or received payments from, us which in any single year exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues;

  •
  the director was affiliated, directly or indirectly, with The Inland Group, Inc., referred to herein as "TIGI," or any of its affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or as an officer or director of TIGI or any of its affiliates;

  •
  the director serves as a director for more than two other Real Estate Investment Trusts, or "REITs," organized by TIGI or any of its affiliates;

  •
  the director performs other services for us in addition to service as a director; or

  •
  the director owns, directly or indirectly, more than 10% of our issued and outstanding shares of capital stock without having at least a majority of the other independent directors waive this ownership restriction.

Communicating with Directors

        Persons wishing to communicate with our board and the individual directors may send communications by letter, e-mail or telephone, in care of our corporate secretary who will review and forward the correspondence to the appropriate person or persons for a response. Our "whistleblower" policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern. Persons preferring to raise their concerns in a confidential or anonymous manner may do so calling our ethics hotline at (888) 307-6342 or by contacting our general counsel, who will then refer the matter to the chairperson of the audit committee. The hotline is available twenty-four hours a day, seven days a week to receive reports of ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters. Callers to this hotline may choose to remain anonymous. A complete copy of our "whistleblower" policy may be found on our website at www.inlandrealestate.com.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for recommending individuals to the board for nomination as members of the board and its committees and develops and recommends corporate governance guidelines. The committee also prepares and supervises the board's annual review of director independence and the board's annual self-evaluation and makes recommendations to the board regarding committee assignments. All of the members of the committee satisfy the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and our Guidelines on Corporate Governance. Copies of our guidelines and the committee's charter are available on our website at www.inlandrealestate.com under the "Investor Relations-Corporate Governance" tabs. In addition, printed copies of our guidelines and the charter are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

        The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by stockholders. Stockholders who would like to propose a candidate may do so by submitting the candidate's name, resume and biographical information to the attention of our corporate secretary. All proposals for nomination received by the corporate secretary in a timely manner will be presented to the committee.

        The committee reviews each candidate's biographical information and evaluates each candidate's independence, skills and expertise based on a variety of factors, including the person's experience or background in real estate management or finance, regulatory matters or corporate governance. Our articles require that, at a minimum, at least one of our independent directors must have had at least three years of relevant real estate experience. Based on its assessment of each candidate, the committee makes its recommendation regarding potential director candidates to the board. The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management. The committee did not receive any nominations from stockholders for this year's annual meeting.

        As described above, a majority of the persons serving on our board must be "independent." Our board has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates, including those reported under "Certain Relationships and Related Transactions" below. The board also reviewed transactions and relationships between directors or their affiliates and members of our senior management or their affiliates to determine whether any relationships or transactions were inconsistent with a determination that the director is independent.

        The board affirmatively determined that the following persons standing for reelection to the board are independent: Ms. Lawton and Messrs. Burris, D'Arcy, Herter and McWilliams. Each of these directors satisfies the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and the guidelines and has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Audit Committee

        The audit committee assists the board in fulfilling its oversight responsibility relating to: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the independent registered public accounting firm; and (4) the performance of our internal audit function. The report of the committee is included in this proxy statement. The board has determined that each of Messrs. Herter and D'Arcy qualify as an "audit committee financial expert" as defined by the Securities and Exchange Commission and that each member of the committee is independent in accordance with the standards set forth in the committee's charter and the New York Stock Exchange corporate governance rules. The audit committee charter is available on our website at www.inlandrealestate.com under the "Investor Relations-Corporate Governance" tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Compensation Committee

        The compensation committee is responsible for determining the compensation that we pay to our chief executive officer and the other named executive officers and for approving the compensation structure for our other senior management. Each member of the committee is a "non-employee director," as defined by Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director," as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee charter is available on our website at www.inlandrealestate.com under the "Investor Relations-Corporate Governance" tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our board, acting on the recommendation of our nominating and corporate governance committee, has nominated the persons set forth below to serve as directors. Ms. Lawton and Messrs. Burris, D'Arcy, Herter and McWilliams have been nominated to serve as independent directors. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders. The following gives information, provided by the nominees, about their principal occupation, business, experience and other matters:

        Roland W. Burris, 70.    Independent Director since 1996; Chairperson of the Nominating and Corporate Governance Committee. Mr. Burris has been manager and chief executive officer of Burris & Lebed Consulting LLC since April 2002 and of counsel to the law firm Gonzalez Saggio & Harlan LLP since February 2007. Mr. Burris was of counsel to the law firm Burris, Wright, Slaughter & Tom, LLC from April 2002 to February 2007. Prior to that, Mr. Burris was of counsel to the law firm of Buford & Peters LLC from January 1999 to March 2002, and served as the managing partner of Jones, Ware & Grenard, a law firm, from June 1995 to December 1998. Mr. Burris concentrates his practice primarily in the areas of environmental, banking and consumer protection law. From 1973 to 1995, Mr. Burris held various governmental positions in the State of Illinois including State Comptroller (1979 to 1991) and Attorney General (1991 to 1995). Mr. Burris serves on the board of the Illinois Criminal Justice Authority, the Financial Accounting Foundation and the Government Finance Officers Association of the United States and Canada. Mr. Burris also serves as president of the National Association of State Comptrollers and president of the National Association of State Comptrollers, Auditors and Treasurers. He is an adjunct professor in the Master of Public Administration Program at Southern Illinois University and chairman of a commission formed by the Governor of Illinois to study and recommend solutions relating to the State of Illinois pension funds.

        Thomas P. D'Arcy, 48.    Chairman of the Board since April 2008 and Independent Director since 2005. Mr. D'Arcy has over 20 years of experience acquiring, developing and financing all forms of commercial and residential real estate. He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income producing real estate primarily in the New England area. From 2001 to 2003, Mr. D'Arcy was president and chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included The Government of Singapore, The Carlyle Group and Northwestern Mutual Life Insurance Company. Prior to his tenure with Equity Investment Group, Mr. D'Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the New York Stock Exchange. Mr. D'Arcy is a graduate of Bates College.

        Daniel L. Goodwin, 64.    Chairman of the Board from 2004 to April 2008 and Director since 2001. Mr. Goodwin is a founding and controlling stockholder, chairman of the board and chief executive officer of The Inland Group, Inc. Mr. Goodwin also serves as a director or officer of entities wholly owned or controlled by The Inland Group, Inc. and is the chairman of the board, president and chief executive officer of Inland Bancorp Holding Company. He also serves on the board of directors of the Illinois State Affordable Housing Trust Fund, the American National Bank of DuPage and the New Directions Housing Corporation and is chairman of the board of trustees of Northeastern Illinois University. Mr. Goodwin is a licensed real estate broker and a member of the National Association of Realtors, the Illinois Association of Realtors and the Northern Illinois Commercial Association of Realtors.

        Joel G. Herter, 70.    Independent Director since 1997; Chairperson of the Audit Committee. Mr. Herter is a senior consultant of Wolf & Company LLP, certified public accountants, where he has been employed since 1978. Mr. Herter's business experience includes providing accounting and auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries. Mr. Herter is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Herter currently serves as chairman of the board of trustees of Elmhurst Memorial Hospital, director of Suburban Bank and Trust Company and trustee of Elmhurst College.

        Heidi N. Lawton, 45.    Independent Director since 1994; Chairperson of the Compensation Committee. Ms. Lawton is the managing broker and principal of Lawton Realty Group, Inc., a commercial real estate brokerage, development and management firm, which she founded in 1989. Her area of expertise includes structuring real estate investments and property conversions, implementing value add strategies, as well as acquiring property for development. Ms. Lawton has been licensed as a real estate professional since 1982 and currently serves as president-elect of the Northern Illinois Commercial Association of Realtors.

        Thomas H. McAuley, 63.    Director since 2004. Mr. McAuley is the president of Inland Capital Markets Group, Inc., an affiliate of The Inland Group, Inc., and is the former chairman and chief executive officer of IRT Property Company, an Atlanta-based real estate investment trust that was traded on the New York Stock Exchange. Prior to joining IRT in 1995, Mr. McAuley was a regional partner with Faison and Associates, a real estate management and development company, which was the successor by purchase of Ewing Southeast Realty where Mr. McAuley served as chairman and chief executive officer from 1988 to 1993. Mr. McAuley is a director of RBC Centura Card Bank, The Westervelt Company, Forestar Real Estate Group (NYSE: FOR) and Bank of Atlanta and is a member of the International Council of Shopping Centers, the National Association of Real Estate Investment Trusts and the National Association of Corporate Directors.

        Thomas R. McWilliams, 72.    Independent Director since 2005. Since 1968, Mr. McWilliams has been engaged in the brokerage and development of office and residential properties. Mr. McWilliams also serves as president of United Energy Associates, Inc., a full service Energy Management Company.

        Joel D. Simmons, 49.    Director since 2000. Mr. Simmons is a limited partner of Cohen Financial, a national real estate investment banking firm, where he has been employed since November 1983. Mr. Simmons focuses on structuring and managing capital for commercial real estate transactions. Mr. Simmons serves on the board of directors of Albany Bank & Trust Co. of Chicago, is a member of the International Council of Shopping Centers and a member of the ICSC Illinois State Committee.

        RECOMMENDATION OF THE BOARD:    The board recommends that you vote "FOR" the election of all eight nominees.

Director Compensation

        The following table sets forth all fees paid to our non-employee directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Roland W. Burris	63,500	5,883	—	—	—	—	69,383
Thomas P. D'Arcy	55,800	5,883	—	—	—	—	61,683
Daniel L. Goodwin	46,800	5,883	—	—	—	—	52,683
Joel G. Herter	67,600	5,883	—	—	—	—	73,483
Heidi N. Lawton	57,400	5,883	—	—	—	—	63,283
Thomas H. McAuley	46,800	5,883	—	—	—	—	52,683
Thomas R. McWilliams	52,600	5,883	—	—	—	—	58,483
Joel D. Simmons	47,800	5,883	—	—	—	—	53,683

        The following table sets forth each option to purchase shares of our common stock granted to our non-employee directors during their tenure through December 31, 2007.

Name	Date of Grant	# of Shares	Expiration Date	# of Shares Exercisable as of 12/31/2007
Roland Burris	01/01/1996 06/25/1996 06/17/1997 03/19/1998 06/08/1999 06/27/2000 06/07/2001 05/16/2002 06/18/2003 05/28/2004 06/23/2005 02/26/2007 06/20/2007	3,000 500 500 500 500 500 1,000 1,000 1,000 1,000 1,000 1,000 1,000	01/01/2006 06/25/2006 06/17/2007 03/19/2008 06/08/2009 06/27/2010 06/07/2011 05/16/2012 06/18/2013 05/28/2014 06/23/2015 02/26/2017 06/20/2017	6,000	(1)
Thomas P. D'Arcy	04/15/2005 06/23/2005 02/26/2007 06/20/2007	3,000 1,000 1,000 1,000	04/15/2015 06/23/2015 02/26/2017 06/20/2017	4,000
Daniel L. Goodwin	02/26/2007 06/20/2007	1,000 1,000	02/26/2017 06/20/2017	—
Joel G. Herter	05/20/1997 06/17/1997 03/19/1998 06/08/1999 06/27/2000 06/07/2001 05/16/2002 06/18/2003 05/28/2004 06/23/2005 02/26/2007 06/20/2007	3,000 500 500 500 500 1,000 1,000 1,000 1,000 1,000 1,000 1,000	06/20/2007 06/17/2007 03/19/2008 06/08/2009 06/27/2010 06/07/2011 05/16/2012 06/18/2013 05/28/2014 06/23/2015 02/26/2017 06/20/2017	4,000	(2)

Heidi N. Lawton	10/21/1994 06/28/1995 06/25/1996 06/17/1997 03/19/1998 06/08/1999 06/27/2000 06/07/2001 05/16/2002 06/18/2003 05/28/2004 06/23/2005 02/26/2007 06/20/2007	3,000 500 500 500 500 500 500 1,000 1,000 1,000 1,000 1,000 1,000 1,000	10/21/2004 06/28/2005 06/25/2006 06/17/2007 03/19/2008 06/08/2009 06/27/2010 06/07/2011 05/16/2012 06/18/2013 05/28/2014 06/23/2015 02/26/2017 06/20/2017	3,000	(3)
Thomas H. McAuley	04/15/2004 05/28/2004 02/26/2007 06/20/2007	3,000 1,000 1,000 1,000	04/15/2014 05/28/2014 02/26/2017 06/20/2017	—	(4)
Thomas R. McWilliams	04/15/2005 06/23/2005 02/26/2007 06/20/2007	3,000 1,000 1,000 1,000	04/15/2015 06/23/2015 02/26/2017 06/20/2017	4,000
Joel D. Simmons	09/13/2000 06/07/2001 05/16/2002 06/18/2003 05/28/2004 02/26/2007 06/20/2007	3,000 1,000 1,000 1,000 1,000 1,000 1,000	09/13/2010 06/07/2011 05/16/2012 06/18/2013 05/28/2014 02/26/2017 06/20/2017	—	(5)

(1)
As of December 31, 2007, Mr. Burris had exercised options to purchase 4,500 shares of our common stock.

(2)
As of December 31, 2007, Mr. Herter had exercised options to purchase 6,000 shares of our common stock.

(3)
As of December 31, 2007, Ms. Lawton had exercised options to purchase 8,000 shares of our common stock.

(4)
As of December 31, 2007, Mr. McAuley had exercised options to purchase 4,000 shares of our common stock.

(5)
As of December 31, 2007, Mr. Simmons had exercised options to purchase 7,000 shares of our common stock.

Narrative to Director Compensation Table

        During the fiscal year ended December 31, 2007, we paid each non-employee director an annual fee equal to $35,000, plus $1,200 for each meeting of the board or any committee of the board attended in person and $1,000 for each meeting of the board or any committee of the board attended via telephone. Further, we paid the chairperson of each board committee an annual fee equal to $3,000, except that we paid the chairperson of the audit committee an annual fee equal to $5,000. We also reimbursed all directors for travel and other necessary business expenses incurred by them in performing their services as directors. We do not compensate any director that is also employed by us for his or her service as a director.

        We currently pay each non-employee director the same fees that we paid during the year ended December 31, 2007. In addition, effective as of April 21, 2008, we pay Mr. D'Arcy an annual fee of $100,000 for serving as the chairman of the board.

        The compensation committee of the board, in its sole and exclusive discretion, also may grant awards of stock options, share appreciation rights, restricted shares, deferred shares, share purchase rights and other share-based awards to the directors under our 2005 Equity Award Plan, which is described in more detail below under "Compensation Discussion and Analysis—Elements of Compensation—Stock-Based Incentive Compensation."

Meetings of the Board of Directors, Committees of the Board and Stockholders

        During the fiscal year ended December 31, 2007, our board met eleven times, the audit committee met nine times, the compensation committee met four times and the nominating and corporate governance committee met one time. During 2007, each director attended at least 75% of the total number of board meetings or committee meetings on which he or she served for the period in which he or she served. All but one of our directors attended our 2007 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

        In accordance with its written charter, as amended, the audit committee assists the board in overseeing the company's financial reporting process including evaluating the effectiveness of internal accounting, auditing and financial controls and procedures.

        Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles and designing and implementing a system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The company's independent registered public accounting firm is responsible for auditing the financial statements. The audit committee is responsible for monitoring and reviewing these procedures and processes. The audit committee is composed of three independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee's charter, the company's governing documents and the rules promulgated by the New York Stock Exchange. The members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the internal auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The audit committee also relies on the opinions of the independent and public accountants with regard to the consolidated financial statements and the effectiveness of internal control over financial reporting.

        During the year ended December 31, 2007, the audit committee met nine times. During these meetings, the members of the audit committee met separately and with members of the company's management, the internal auditors and the company's independent registered public accounting firm, KPMG LLP. The committee discussed numerous items at these meetings including KPMG's overall scope and plan for its year-end audit. As part of these discussions, the audit committee discussed the results of KPMG's audit and evaluation of the company's internal controls. Further, the audit committee reviewed and discussed, with management, the internal auditors and KPMG, the company's audited consolidated financial statements as of and for the year ended December 31, 2007. During the year ended December 31, 2007, management advised the committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant account and disclosure issues with the committee. The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended "Communication with Audit Committees" including the quality of the company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also obtained a formal written statement from KPMG, describing all relationships between KPMG and the company that might bear on KPMG's independence. Further the audit committee discussed any relationships that may have an impact on KPMG's objectivity and independence including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees).

        At certain of its meetings during 2007, the audit committee met with members of the company's executive management team to review the certifications required to be provided under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission by the chief executive officer and chief financial officer. At these meetings, members of the company's senior management team reviewed each of the certifications required by Sarbanes-Oxley concerning internal control over financial reporting.

        Based on the above-mentioned review and discussions with management, the internal auditors and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee Joel G. Herter (Chairperson) Roland W. Burris Thomas P. D'Arcy

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.

        The compensation committee has certain duties and powers as described in its charter. The compensation committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards. The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2007.

        The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the "CD&A"). Based on this review and our discussions, the compensation committee has recommended to the board of directors (and the board of directors has approved) that the CD&A be included in this proxy statement on Schedule 14A.

The Compensation Committee
Heidi N. Lawton (Chairperson) Joel G. Herter Thomas R. McWilliams

EXECUTIVE OFFICERS

        The board of directors annually elects our executive officers. These officers may, subject to their respective employment agreements, if applicable, be terminated at any time. Listed below is information about our executive officers.

        Mark E. Zalatoris, 50.    President and chief executive officer. Mr. Zalatoris joined us in July 2000 as our senior vice president, chief financial officer and treasurer, was promoted to executive vice president, treasurer and chief operating officer in April 2004 and was elected chief executive officer in April 2008. Prior to July 2000, Mr. Zalatoris was employed by Inland Real Estate Investment Corporation as a vice president with primary responsibility for asset management and due diligence functions. Mr. Zalatoris previously practiced as a certified public accountant, holds a general securities license and is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

        Brett A. Brown, 43.    Vice president, chief financial officer and treasurer. Mr. Brown joined us in May 2004. From 1994 until 2004, Mr. Brown served as the senior vice president of financial reporting for Great Lakes REIT. Mr. Brown is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society.

        Beth Sprecher Brooks, Esq., 53.    Vice president, general counsel and secretary. Ms. Sprecher Brooks joined us in November 2002, became assistant vice president in 2003, vice president in 2005 and general counsel and secretary in 2006. From July 2002 to November 2002, Ms. Sprecher Brooks worked for The Inland Real Estate Group. Ms. Sprecher Brooks has concentrated her legal practice in the area of real estate since 1979 either as in-house counsel to a corporation or in the real estate department at a law firm. Ms. Sprecher Brooks received a Bachelor of Arts degree in American Studies from Georgetown University and a Juris Doctor Degree from Northwestern University School of Law.

        D. Scott Carr, 42.    President of Inland Commercial Property Management, or ICPM. Mr. Carr has been employed by ICPM since 1994. We acquired ICPM in July 2000. Mr. Carr's responsibilities include overseeing all of our property management operations. Mr. Carr joined the Inland organization in 1987.

        William Anderson, 49.    Vice president, transactions. Mr. Anderson has been responsible for acquisitions and dispositions of real property for us since January 2000. Prior to 2000, Mr. Anderson held positions in sales, brokerage, and development with The Inland Group, Inc. Mr. Anderson received a Bachelor of Science degree in finance from Northern Illinois University, and is an active member of the International Council of Shopping Centers, the National Association of Realtors and the Urban Land Institute.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our "named executive officers" during the year ended December 31, 2007.

General Philosophy and Objectives

        Our compensation committee is responsible for establishing and overseeing our executive compensation policies and programs. Our executive compensation policies and programs are designed to:

  •
  attract, retain and motivate quality executives;

  •
  provide executives with fair, reasonable and competitive compensation, with a portion of each executive's total compensation tied to achievement of individual performance objectives and contribution to achieving our business objectives;

  •
  reward individual performance; and

  •
  align the interests of executives with those of our stockholders.

        To accomplish these objectives, our compensation committee implements compensation plans that tie a portion of our executives' total compensation to goals such as operational and financial performance, as measured by financial metrics such as "funds from operations" or "FFO." We evaluate individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at other retail REITs of similar size, while taking into account our relative performance and our own strategic goals.

        We compensate our executives using a combination of base salary, annual cash incentive bonuses, annual long-term equity awards in the form of stock options and restricted stock and other benefits and perquisites. A portion of our executives' compensation is allocated to non-cash compensation in the form of stock options and restricted stock, which the committee believes aligns the interests of these executives with those of our stockholders. The non-cash compensation paid to our executives is allocated primarily to restricted stock awards which also give our executives a current return in the form of distributions paid on the shares.

        We view these elements of compensation as related but distinct. Although our compensation committee reviews total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other elements. We determine the appropriate level for each element of compensation based in part, but not exclusively, on competitive benchmarking and other considerations we deem relevant, such as rewarding extraordinary performance.

        During the year ended December 31, 2007, we had employment agreements with each of our named executive officers, except for Mr. Parks with whom we had a consulting agreement. These employment agreements were negotiated in connection with recruiting or retaining the each executive.

Determining Compensation

        Our compensation committee evaluates our executive compensation by considering, among other things, the recommendations of Mr. Zalatoris regarding the compensation paid to our other named executive officers. Our compensation committee also meets without management present to discuss compensation policies for our named executive officers. Both our management and the committee also review surveys of industry compensation practices, such as the 2007 National Association of Real Estate

Investment Trusts ("NAREIT") Compensation Survey, to provide it with relevant market data and informally compare the compensation paid to our named executive officers with that paid by other REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees. NAREIT is an industry trade group that has, among other things, published standards for evaluating REIT performance. We believe that although benchmarking may not always be appropriate as a stand-alone tool for setting compensation, gathering this information is an important part of our compensation-related decision-making process. Our compensation committee has not engaged a compensation consultant.

Elements of Compensation

        As further described below, the compensation paid to our executive officers consists of a mix of:

  •
  base salary;

  •
  annual cash incentive bonus;

  •
  annual long-term share award;

  •
  annual stock option award; and

  •
  other benefits and perquisites.

  Base Salary and Annual Cash Incentive Bonus

        We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We pay each executive a base salary to provide a guaranteed level of cash compensation taking into consideration individual performance over time, experience level and each individual's role and responsibility.

        Under the employment agreements with each of our "named executive officers," each executive, with the exception of Mr. Parks, is paid a base salary that is fixed during the term of the agreement. Mr. Parks was paid a fee equal to $50,000 under his consulting agreement. This agreement has expired as a result of his stepping down as our president and chief executive officer. Mr. Parks was not otherwise contractually entitled to any bonuses or other compensation, except that he was entitled to participate in any benefit plans that we made available to all of our employees such as health and disability insurance and our 401(k) plan. Except as otherwise noted herein, the discussion herein regarding the compensation paid to each named executive officer excludes the compensation paid to Mr. Parks. In establishing base salaries or in renewing agreements and adjusting the base salaries, the committee considers each executive's performance, our overall financial performance against our goals and changes in the marketplace. Mr. Zalatoris's employment agreement provides Mr. Zalatoris with a higher level of compensation based on his responsibility to lead the company as our president and chief executive officer.

        Each named executive officer is also eligible to earn annual incentive bonuses, payable within 120 days of the end of each year and determined based on our level of performance and an assessment of the executive's performance by our chief executive officer and compensation committee. We are treated as achieving a "threshold" level of performance when the growth rate in our FFO is equal to or greater than 80%, but less than 100%, of the median growth rate in FFO for the "Retail REIT Shopping Center Index" published by NAREIT, referred to herein as the "NAREIT Index." We will be deemed to achieve a "target" level of performance if our FFO growth is equal to or greater than 100%, but less than 130%, of the median FFO growth rate for the NAREIT Index. Finally, we will be deemed to achieve a "high" level of performance if our FFO growth rate is equal to or greater than

130% of the median FFO growth rate for the NAREIT Index. FFO is a financial metric commonly used by investors and analysts to evaluate a REIT's performance. During the year ended December 31, 2007, we achieved a "threshold" level of performance.

  Annual Cash Incentive Bonus Available to Mr. Zalatoris

        If we achieve a "threshold" level of performance, the annual incentive bonus opportunity available to Mr. Zalatoris will be equal to 20% of his base salary for that year. If we achieve a "target" level of performance, the annual incentive bonus opportunity available to Mr. Zalatoris will be equal to 30% of his base salary for that year. If we achieve a "high" level of performance, the annual incentive bonus opportunity available to Mr. Zalatoris will be equal to 50% of his base salary for that year. The annual incentive bonus opportunities available to Mr. Zalatoris were the same for the year ended December 31, 2007.

        Once the annual incentive bonus opportunity has been determined, the actual amount of the bonus is determined based on two components. The first component, accounting for 50% of the total bonus, will be automatically paid if one of our performance targets was achieved. The second component, accounting for the remaining 50% of the total bonus, will be determined in the discretion of the compensation committee, based on a subjective assessment of Mr. Zalatoris' performance. For the year ended December 31, 2007, the second component was determined by Mr. Parks, as recommended to and approved by the full board of directors.

        If we fail to achieve even the "threshold" level of performance, Mr. Zalatoris was, and will be, entitled to a non-discretionary minimum cash bonus equal to 10% of his base salary.

  Annual Cash Incentive Bonus Available to Other Named Executive Officers

        If we achieve a "threshold" level of performance, the annual incentive bonus opportunity available to each named executive officer will be equal to 15% of the executive's base salary for that year. If we achieve a "target" level of performance, the annual incentive bonus opportunity available to each executive will be equal to 25% of the executive's base salary for that year. If we achieve a "high" level of performance, the annual incentive bonus opportunity available to each executive will be equal to 35% of the executive's base salary for that year. For the fiscal year ended December 31, 2007, the annual incentive bonus opportunity available to each executive upon our achieving a "threshold," "target" or "high" level of performance, was equal to 10%, 20% or 30%, respectively, of the executive's base salary for that year.

        Once the annual incentive bonus opportunity has been determined, the actual amount of the bonus paid to our named executive officers consists of three components. The first component, accounting for 50% of the total bonus, will be automatically paid if one of our performance targets is achieved. The second component, accounting for 25% of the total bonus, will be determined in the discretion of our chief executive officer, as recommended to and approved by the compensation committee, based on a subjective assessment of the executive's performance. The third component, accounting for the remaining 25%, will be dependent upon each executive achieving a personal goal with respect to his or her individual performance, as established and agreed to between the executive and our chief executive officer at the beginning of the year.

        If we fail to achieve even the "threshold" level of performance, each named executive officer will be entitled to a non-discretionary minimum cash bonus equal to 10% of his or her base salary, an increase of 5% from the minimum bonus of 5% paid for the fiscal year ended December 31, 2007.

  Stock-Based Incentive Compensation

        Under our 2005 Equity Award Plan, all of our officers, directors and other employees are eligible to receive incentive compensation awards payable in the form of restricted stock or options to purchase shares of our common stock. Each named executive officer is entitled to earn a certain number of "long-term shares" awarded on an annual basis. The grant of long term shares to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr will be equal to the quotient of (1) a percentage of the executive's base salary for the applicable year, divided by (2) the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. In each case, the numerator will be based on whether we achieve a "threshold," "target" or "high" level performance, as described above. If we achieve a "threshold" level of performance, the numerator will be equal to 10% of the executive's base salary for the applicable year; if we achieve a "target" level of performance, the numerator will be equal to 20% of the executive's base salary for the applicable year; and if we achieve a "high" level of performance, the numerator will be equal to 30% of the executive's base salary for the applicable year. The same calculations were used for the fiscal year ended December 31, 2007. The grant of long term shares to Mr. Zalatoris is calculated in the same manner, however, the numerators used in the calculation are equal to 20%, 30% and 50% of his base salary for the applicable year, depending on whether we achieve a "threshold," "target" or "high" level performance, respectively, that year.

        Like the annual incentive bonus, with respect to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr, 50% of the grant will be automatically issued, up to 25% of the grant will be issued solely in the discretion of our chief executive officer and 25% of the grant will be issued upon the executive achieving his or her personal performance goal. With respect to Mr. Zalatoris, 50% of the grant will be automatically issued and up to 50% of the grant will be issued in the discretion of the compensation committee. For the fiscal year ended December 31, 2007, the second 50% of the grant to Mr. Zalatoris was issued in the discretion of Mr. Parks.

        If we fail to achieve even the "threshold" level of performance, Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr will nevertheless be entitled to a minimum grant of shares equal to 5% of the executive's base salary for the applicable year, divided by the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. Similarly, Mr. Zalatoris will be entitled to a minimum grant of shares equal to 10% of the his base salary for the applicable year, divided by the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant. These calculations were the same for the year ended December 31, 2007. We choose to grant shares to our named executive officers when we fail to achieve any of the performance targets in recognition of the fact that, despite our performance, our executives may have satisfied all of their personal goals and produced quality results during the year.

  Restricted Stock

        We grant restricted stock because we believe it aligns the interests of our executives with those of stockholders by creating a strong incentive to create and preserve long-term stockholder value. Through restricted stock, our executives, like our stockholders, share both the risks and rewards of stock ownership. All awards are subject to multi-year vesting which we believe helps us retain the services of each executive.

        Specifically, each award vests 20% per year on the anniversary of the grant. During the vesting period, however, the recipient of each grant is the record owner of the shares and thus may vote the shares and receive any distributions paid on the shares. Vesting is accelerated upon the executive's death, disability, approved retirement, or upon a change of control, as defined in the employment agreements.

  Stock Options

        To date, we have granted no options to purchase our common stock to any of our executives. We may only issue options if we achieve a "threshold" level of performance in the completed fiscal year immediately preceding the award. If we achieve a "threshold" level of performance, we will grant the executive options to purchase the number of shares equal to the quotient of (1) 5% of the executive's base salary, with Mr. Zalatoris entitled to receive 10% of his base salary, for the applicable year, divided by (2) the closing price per share on the day immediately preceding the date of grant (or, if not a trading day, on the next preceding trading day during which a sale occurred) of our common stock in each case as reported by the New York Stock Exchange. The exercise price for each share underlying each award will be equal to the closing price per share on the day immediately preceding the date of grant (or, if not a trading day, on the next preceding trading day during which a sale occurred), in each case as reported by the New York Stock Exchange.

  Timing of Awards and Equity Award Grant Policy

        Our compensation committee approves all grants of restricted stock or stock options to employees and directors. The committee reviews recommendations for, and approves equity compensation grants to, executives and associates, but generally approves an aggregate pool of grants, the allocation of which is recommended by management. Equity compensation grants are generally made each year after our annual meeting, on or about July 1st, for ease of administration.

  Benefits and Perquisites

        Each of our named executive officers participates in the same benefits programs available to all of our employees, including:

  •
  health, dental and vision insurance;

  •
  group term life and accidental death and dismemberment insurance;

  •
  short-term and long-term disability coverage; and

  •
  participation in our tax-qualified 401(k) plan.

        We do not provide additional perquisites to our executives.

Effect of Regulatory Requirements on Executive Compensation

        Section 162(m).    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the "Code," certain limits are placed on the tax deductibility of compensation paid to our chief executive officer and our four other most highly compensated executives unless the compensation meets the requirement for "performance-based compensation" as set forth in the Code and the related regulations. Our compensation committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies. Further, as long as we qualify as a REIT, we will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on us. All compensation paid to these executives for the year ended December 31, 2007 was deductible under Section 162(m) of the Code.

        To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital. Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation. The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

        Section 409A.    Section 409A of the Code generally affects the federal income tax treatment of most forms of deferred compensation (subject to limited grandfathering for certain deferred compensation arrangements in place on or prior to October 23, 2004) by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers.

        Section 280G and 4999.    Sections 280G and 4999 of the Code limit a company's ability to deduct certain "excess parachute payments" (as defined in Sections 280G and 4999 of the Code and related regulations) paid to and impose excise taxes on each service provider (including an employee or officer) that receives "excess parachute payments" that the company pays to the service provider in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations). The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, when it structures certain post-termination compensation or other compensation that might be payable in connection with a change of control of the company that are payable to our executives and other employees and service providers.

        Accounting Rules.    We account for stock-based employee compensation (currently stock options and restricted stock) using the fair value based method of accounting described in SFAS 123R. We record the cost of awards with service conditions based on the grant-date fair value of the award. The cost of the awards is recognized over the vesting period. If an award is forfeited, no additional compensation expense is recognized. The committee considers the accounting treatment of alternate grant proposals under SFAS 123R in determining the form and timing of equity compensation grants to employees, including our named executive officers.

2007 Summary Compensation Table

        The following table sets forth information concerning total compensation paid to our "named executive officers" during the year ended December 31, 2007. The named executive officers during the year ended December 31, 2007 were our chief executive officer, chief operating officer, chief financial officer, secretary and general counsel and the president of our property management subsidiary. Because Mr. Parks is no longer a named executive office effective as of April 21, 2008, we have also included our vice president, transactions, as a named executive officer.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $	Option Awards $	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total $
Robert D. Parks, President & CEO	2007	50,000	—	—	—	—	—	50,000
Mark E. Zalatoris, Executive Vice President, COO, Treasurer	2007	350,000	27,500	27,498	—	—	—	404,998
Brett A. Brown, Vice President, Chief Financial Officer	2007	225,000	11,250	11,292	—	—	—	247,542
D. Scott Carr, President, ICPM	2007	225,000	11,250	11,292	—	—	—	247,542
Beth Sprecher Brooks, Vice President, General Counsel and Secretary	2007	205,000	5,000	8,620	—	—	—	218,620
William W. Anderson, Vice President	2007	200,000	10,000	9,999	—	—	—	219,999

(1)
Granted under the 2005 Equity Award Plan at a share price of $17.24, the average of the high and low trading prices of our common stock on the New York Stock Exchange on the date of issuance, June 29, 2007.

Grant of Plan-Based Awards

        The following table provides information on future payouts under non-equity and equity incentive plan awards granted to our "named executive officers" as of December 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
								Grant Date Fair Value of Stock and Option Award(1)
Name	Grant Date	T-Hold ($)	Target ($)	High ($)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Robert D. Parks	—	—	—	—	—	—	—	—
Mark E. Zalatoris	06/29/07	70,000	105,000	175,000	1,595	—	—	27,498
Brett A. Brown	06/29/07	22,500	45,000	67,500	655	—	—	11,292
D. Scott Carr	06/29/07	22,500	45,000	67,500	655	—	—	11,292
Beth Sprecher Brooks	06/29/07	20,500	41,000	61,500	500	—	—	8,620
William W. Anderson	06/29/07	20,000	40,000	60,000	580	—	—	9,999

(1)
Granted under the 2005 Equity Award Plan at a share price of $17.24, the average of the high and low trading prices of our common stock on the New York Stock Exchange on the date of issuance, June 29, 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table sets forth information with respect to all outstanding option and stock awards for each of the "named executive officers" as of December 31, 2007.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Unearned Shares, That Have Not Vested ($)
Robert D. Parks	—	—	—	—	—	—	—
Mark E. Zalatoris	06/30/04 09/28/05 08/28/06 06/29/07	— — — —	— — — —	— — — —	— — — —	7,274 4,992 3,000 1,595	103,000 70,687 42,480 22,585
Brett A. Brown	09/28/05 08/28/06 06/29/07	— —	— — —	— — —	— — —	1,020 800 655	14,443 11,328 9,275
D. Scott Carr	06/30/04 09/28/05 08/28/06 06/29/07	— — — —	— — — —	— — — —	— — — —	2,182 2,184 1,456 655	30,897 30,925 20,617 9,275
Beth Sprecher Brooks	06/30/04 09/28/05 08/28/06 06/29/07	— — — —	— — — —	— — — —	— — — —	200 600 800 500	2,832 8,496 11,328 7,080
William W. Anderson	06/30/04 09/28/05 08/28/06 06/29/07	— — — —	— — — —	— — — —	— — — —	2,182 2,184 1,456 580	30,897 30,925 20,617 8,213

(1)
20% of the shares of each grant vest on each successive yearly anniversary of the date of the grant.

Option Exercises and Stock Vested in 2007

        The following table sets forth information concerning the amounts realized upon the exercise of options and on the vesting of stock during the year ended December 31, 2007 by each of the "named executive officers."

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert D. Parks	—	—	—	—
Mark E. Zalatoris	—	—	6,051	104,319
Brett A. Brown	—	—	540	9,310
D. Scott Carr	—	—	2,183	37,635
Beth Sprecher Brooks	—	—	500	8,620
William W. Anderson	—	—	2,183	37,635

(1)
Amounts reflect the closing price of our common stock on the New York Stock Exchange of the restricted stock on the day the stock vested.

Employment Agreements

        We have employment agreements with each of our named executive officers, except for Mr. Parks with whom we had a consulting agreement prior to his stepping down as president and chief executive officer on April 21, 2008. We entered into these employment agreements to recruit and retain each executive. These agreements are effective January 1, 2008 through December 31, 2009, with the exception of Mr. Zalatoris, whose agreement became effective April 21, 2008 and continues through December 31, 2009. We believe these agreements provide each executive with a competitive level of financial security in the event of certain terminations including a termination without cause or for good reason within one year of a change of control. In return for these benefits, these agreements protect the company through certain restrictive covenants (e.g., non competition and non-solicitation) for a period of time post-termination.

        The current employment agreements with our named executive officers provide for base salaries that are greater than the salaries paid to these executives during the year ended December 31, 2007. Specifically, our agreement with Mr. Zalatoris reflects a 29% increase from the base salary he received in 2007, our agreements with Messrs. Brown and Carr reflect a 33% increase from the base salaries they received in 2007 and our agreements with Ms. Sprecher Brooks and Mr. Anderson reflect a 20% increase from the base salaries they received in 2007. Our decision to increase the salary of each named executive officer was made in order to raise our executives' base salaries closer to the median base salaries paid to similar executives by REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees, as well as our recognition of our executives' contribution to our performance in 2007 and our desire to retain and motivate these individuals. Messrs. Zalatoris, Brown and Carr received larger increases than Ms. Brooks and Mr. Anderson based on the additional responsibilities required by these individuals. The salary increase for each named executive officer, with the exception of Mr. Zalatoris, will be retroactive to January 1, 2008. Mr. Zalatoris's salary will be effective as of April 21, 2008.

        As part of the employment agreements, these executive officers agree to protect any confidential information during the term of the agreement and at any time thereafter. Each executive has also agreed not to, directly or indirectly (1) alone, together or in association with others, either as a principal, agent, owner, stockholder, officer, director, partner, employee, lender, investor or in any other capacity, engage in, have any financial interest in or be in any way connected or affiliated with, or render advice or services to, any business engaged in purchasing, selling, financing, managing, leasing, brokering or providing services for retail shopping centers or any new business or lines of business which we may enter prior which business or businesses are conducted in the greater metropolitan area of Chicago, Illinois, other than as an employee of The Inland Group, Inc. ("TIGI") or an affiliate of TIGI or otherwise on our behalf as an employee thereof or as may be permitted by us in writing; (2) divert, take away, solicit or interfere with or attempt to divert, take away, solicit or interfere with any present or prospective customer, except on our behalf; (3) solicit, induce, influence or attempt to solicit, induce or influence any of our employees or agents to leave their employment or engagement with us or offer employment or engagement to or employ or engage any of our employees or assist or attempt to assist any employee in seeking other employment; (4) in any manner slander, libel or by other means take action which is or intended, or could reasonably be expected, to be detrimental to us or an affiliate or their respective employees or operations; (5) knowingly make or participate in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or make proposals for approval of our stockholders; (6) knowingly form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to our securities; (7) otherwise knowingly act to control or seek to control our management, board of directors or policies (except with respect to actions taken solely in the person's capacity as an officer in the exercise of his fiduciary duties); or (8) make any agreement to do any of the foregoing to the extent restricted thereby. Included in the employment agreements are termination and change of control provisions, which are more fully described in "Potential Payments Upon Termination or Change of Control" below. Other terms of these agreements are summarized in the table below.

Name	Date of Agreement		Minimum Annual Base Salary ($)	2008 Annual Base Salary ($)		Non-Compete Period	Term of Employment Agreement
Robert D. Parks	07/01/00	(1)	50,000	N/A	(2)	N/A	One year
Mark E. Zalatoris	04/21/08		450,000	450,000		One year	20 months
Brett A. Brown	04/21/08		300,000	300,000		One year	Two years
D. Scott Carr	04/21/08		300,000	300,000		One year	Two years
Beth Sprecher Brooks	04/21/08		245,000	245,000		One year	Two years
William W. Anderson	04/21/08		240,000	240,000		One year	Two years

(1)
This agreement renewed for a one-year term on each anniversary of the agreement unless terminated by either party pursuant to the agreement's notice and termination provisions. The agreement was terminated on April 21, 2008.

(2)
As of his resignation on April 21, 2008, Mr. Parks is no longer our president and chief executive officer.

Potential Payments Upon Termination or a Change of Control

        In order to attract, motivate and retain quality executives, as part of the employment agreements with the named executive officers we have agreed to pay certain amounts and provide certain benefits following termination of employment or a change of control under certain circumstances, as described below.

        Termination by Company for Cause or Voluntarily by Executive.    If the agreement is terminated for "cause" or voluntarily by the executive, then within fifteen days of the date of the termination, we will pay the executive:

  •
  any accrued base salary;

  •
  any accrued vacation pay;

  •
  any accrued reimbursable expenses; and

  •
  any accrued benefits, together with any benefits required to be paid or provided under applicable law.

        In addition, any long term shares or stock option awards issued to the executive which have not yet vested will immediately be forfeited.

        Termination by the Company Without Cause or by Executive for Good Reason.    If the agreement is terminated "without cause" or by the executive for "good reason," we will pay the executive:

  •
  any accrued base salary;

  •
  any accrued vacation pay;

  •
  any accrued reimbursable expenses;

  •
  any accrued benefits, together with any benefits required to be paid or provided under applicable law;

  •
  any accrued bonus; and

  •
  an amount equal to 1.0 times, with respect to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr, and 1.25 times, with respect to Mr. Zalatoris, the sum of (A) executive's then current per annum base salary; plus (B) an amount equal to the annual incentive bonus which was paid to the executive for the fiscal year immediately preceding the year of termination; provided, however, that the payment may not exceed an amount which would cause the executive to receive an "excess parachute payment" as defined in the Code; provided, however, that if the termination occurs within one year of a "change of control," then in addition to the amounts described above, we will pay the executive an amount equal to 2.0 times, with respect to Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr, and 2.99 times, with respect to Mr. Zalatoris, the sum of (A) executive's then current per annum base salary; plus (B) an amount equal to the annual incentive bonus which was paid to executive for the fiscal year immediately preceding the year of termination; plus (C) the aggregate dollar value of each of the annual long term share award and annual stock option award that was granted to executive for the fiscal year immediately preceding the year of termination.

With respect to the compensation paid in the event of termination following a "change of control," we have increased the multiple, from 1.5 times total compensation for the year ended December 31, 2007 to 2.0 times total compensation, for Ms. Sprecher Brooks and Messrs. Anderson, Brown and Carr. The increase was made in order to raise the multiple closer to the amount paid to similar executives by REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees, as well as to recognize our executives' contribution to our performance in 2007 and our desire to retain and motivate these individuals.

        In addition, if an executive's employment agreement is terminated "without cause" by us then any long term shares or annual stock options issued to the executive which have not yet vested will immediately vest and no longer be subject to forfeiture by executive. If the executive terminates for "good reason," however, any long term shares or annual stock options issued to executive which have not vested will immediately be forfeited. If the agreement is terminated by the executive for "good reason" within one year of a "change of control," then any long term shares or annual stock options issued to the executive will immediately vest and no longer be subject to forfeiture.

        A "change in control" is not an independent reason for triggering termination. We believe that requiring a "change in control" to be combined with another triggering event motives our executives to remain with us during a potential "change in control" transaction. Under the agreement, a "change of control" means:

  •
  the members of our board of directors as of the date of the relevant agreement fail to constitute a majority of the members of the board; provided, however, that any individual becoming a member of the board who is nominated or appointed to the board seat on the recommendation and approval of our nominating and corporate governance committee will be treated as if he or she were a member of the board as of the date of the agreement;

  •
  we sell all, or substantially all, of our assets; or

  •
  we terminate and liquidate.

        The tables below were prepared as if the executive's agreement had been terminated including under a change of control occurring on December 31, 2007 and the executive terminated the agreement for "good reason" within one year of the change of control using the closing price of our common stock as of December 31, 2007, the last day of the trading year (both as required by the SEC). The amounts reflect the acceleration of benefits described above as well as benefits payable or other consequences under our benefit plans in connection with a change of control. There can be no assurance that a termination or change of control would produce the same or similar results as those shown below if it occurs on any other date or at any other price.

Name	Cash Severance ($)	Continued Benefits and Perquisites ($)	Accelerated Vesting of Unvested Equity Compensation ($)	Total ($)
Robert D. Parks	—	—	—	—
Mark E. Zalatoris
• For cause/resignation without good reason	—	—	—	—
• Death/disability	27,500	—	238,752	266,252
• Involuntary termination without cause, resignation for good reason	541,875	—	238,752	780,627
• Involuntary termination without cause or resignation for good reason within one year after a change of control	1,280,944	—	238,752	1,519,696
Brett A. Brown
• For cause/resignation without good reason	—	—	—	—
• Death/disability	11,250	—	35,046	46,296
• Involuntary termination without cause, resignation for good reason	258,750	—	35,046	293,796
• Involuntary termination without cause or resignation for good reason within one year after a change of control	517,584	—	35,046	552,630

D. Scott Carr
• For cause/resignation without good reason	—	—	—	—
• Death/disability	11,250	—	91,714	102,964
• Involuntary termination without cause, resignation for good reason	258,750	—	91,714	350,464
• Involuntary termination without cause or resignation for good reason within one year after a change of control	517,584	—	91,714	609,298
Beth Sprecher Brooks
• For cause/resignation without good reason	—	—	—	—
• Death/disability	5,000	—	29,736	34,736
• Involuntary termination without cause, resignation for good reason	230,500	—	29,736	260,236
• Involuntary termination without cause or resignation for good reason within one year after a change of control	457,740	—	29,736	487,476
William W. Anderson
• For cause/resignation without good reason	—	—	—	—
• Death/disability	10,000	—	90,670	100,670
• Involuntary termination without cause, resignation for good reason	230,000	—	90,670	320,670
• Involuntary termination without cause or resignation for good reason within one year after a change of control	459,998	—	90,670	550,668

Compensation Committee Interlocks and Insider Participation

        During 2007, Ms. Lawton and Messrs. McWilliams and Herter served as members of our compensation committee:

  •
  none of our executive officers was a director of another entity where one of that entity's executive officers served on our compensation committee;

  •
  no member of the compensation committee was an officer or employee of us or any of our subsidiaries, and no member of the compensation committee was an officer of us or any of our subsidiaries prior to 2007;

  •
  no member of the compensation committee entered into any transaction with us in which the amount involved exceeded $120,000;

  •
  none of our executive officers served on the compensation committee of any entity where one of that entity's executive officers served on our compensation committee; and

  •
  none of our executive officers served on the compensation committee of another entity where one of that entity's executive officers served as a director on our board.

Certain Relationships and Related Transactions

        During the year ended December 31, 2007, we purchased various administrative services, such as payroll preparation and management, data processing, insurance consultation and placement, property tax reduction services and mail processing from, or through, affiliates of The Inland Group, Inc., referred to herein as "TIGI." We pay for these services on an hourly basis. The hourly rate is based on the salary of the individual rendering the services, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses. Computer services and consulting fees were purchased at a contract rate of $60 and $75 per hour, respectively. We continue to purchase these services from affiliates of TIGI, and for the year ended December 31, 2007, these expenses, totaling $1.4 million, were included in general and administrative expenses and property operating expenses. Additionally, we lease our corporate office space from an affiliate of TIGI. Payments under this lease for the year ended December 31, 2007, were approximately $340,000, and also were included in general and administrative expenses. As of December 31, 2007, TIGI, through affiliates, owned approximately 11.4% of our outstanding common stock. For accounting purposes however, we are not directly affiliated with TIGI or its affiliates.

        On June 30, 2005, we entered into a buy-out and restructuring agreement, which amended the previous limited liability company agreement with a wholly owned subsidiary of Tri-Land Properties, Inc., or "Tri-Land," dated February 1, 2001. We agreed to lend Tri-Land up to $21.5 million for the development of the Century Consumer Mall in Merrillville, Indiana. Draws on the loan bear interest at a rate of 8.5% per annum, with 5.5% to be paid currently and the remaining 3% to be accrued, with no additional interest, and paid upon maturity. The loan matures on June 30, 2008. As of December 31, 2007, the balance of this mortgage receivable was approximately $22 million, including accrued interest. The loan is secured by the investment property and Tri-Land has guaranteed $1.0 million of this mortgage receivable. We recorded a deferred gain of approximately $3.2 million on the sale of our equity investment related to the previous joint venture agreement, as we did not qualify for gain recognition due to the lack of initial investment and continuing involvement. Additionally, we recorded approximately $1.6 million of interest income for the year ended December 31, 2007 and have increased the mortgage receivable balance for unpaid interest by approximately $2.9 million since inception. Richard Dube, the brother-in-law of Mr. Goodwin, our director, is the president and a principal owner of Tri-Land.

        On August 12, 2003, we entered into an agreement with Inland Investment Advisors, Inc., an affiliate of TIGI, to manage our investment in securities. We pay a fee of up to 1.0% per annum on the net asset value under management. We paid approximately $171,000 for these services during the year ended December 31, 2007.

        In May 2005, we acquired a 1.0% interest in The Inland Real Estate Group of Companies, Inc. for a purchase price of $1,000. The Inland Real Estate Group of Companies, Inc. will provide assistance in the marketing of our investment properties and will provide representation at various trade shows and conventions.

        In June and September 2006 and July 2007, we entered into joint venture agreements with North American Real Estate, Inc, or "NARE," to acquire and develop vacant land located in North Aurora, Illinois. One of our directors, Joel Simmons, is a minority partner in the entity that NARE formed to be the partner in this venture. Mr. Simmons will receive his pro rata share of NARE's earnings from this venture but is not entitled to preferred distributions.

        On September 5, 2006, one of our taxable REIT subsidiaries, Inland Venture Corporation, entered into a limited liability company agreement with Inland Real Estate Exchange Corporation, a wholly-owned subsidiary of TIGI. The resulting joint venture was formed to facilitate Inland Venture Corporation's participation in tax-deferred exchange transactions pursuant to Section 1031 of the

Internal Revenue Code using properties made available to the joint venture by Inland Venture Corporation. We executed a joinder to the joint venture agreement, agreeing to perform certain expense reimbursement and indemnification obligations thereunder. We coordinate the joint venture's acquisition, property management and leasing functions, and earn fees for services provided to the joint venture, including management and leasing fees, as well as acquisition fees, which are split equally between Inland Venture Corporation and Inland Real Estate Exchange Corporation. During the year ended December 31, 2007, we acquired nine properties totaling approximately $150 million and earned an acquisition fee of approximately $2.2 million relating to five properties that were syndicated during the year.

        Effective October 1, 2006, we entered into an agreement with a limited liability company formed as an insurance association captive, which is wholly owned by us and three other entities previously sponsored by Inland Real Estate Investment Corporation: Inland Retail Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc. Inland Risk & Insurance Management Services, Inc., an affiliate of TIGI, provides services to the captive. The captive was formed to more efficiently manage the respective insurance coverage of the members and the premiums associated with property casualty coverage. The captive oversees the purchase of one or more insurance policies from a third party insurer that cover properties acceptable to all members. Portions of these insurance policies agreed upon by all members are funded or reimbursed by insurance policies purchased from the captive by the members. The premium associated with the non-catastrophic property and casualty insurance policies purchased from the captive is divided among each of the members based upon a determination by a third-party, independent actuary of the losses, loss reserves and loss expenses that each member is expected to incur and a proportional allocation of associated operating costs. Each member initially contributed approximately $188,000 to the captive in the form of a capital contribution. The captive will use this capital to pay a portion of certain property and casualty losses and general liability losses suffered by a member under the policies purchased by the captive subject to deductibles applicable to each occurrence. These losses will be paid by the captive up to and including a certain dollar limit per occurrence, after which the losses are covered by the third party insurer. We are required to remain as a member of the captive for a period of five years.

        On October 26, 2006, we purchased a 25.0%, or approximately $10.4 million, participation interest in a note receivable from Inland American Real Estate Trust, Inc., or "Inland American," an entity formed and sponsored by an affiliate of TIGI. In October 2007, Inland American paid the note and related interest due under the agreement. We recorded approximately $726,000 of interest income related to this participation for the year ended December 31, 2007.

Policies and Procedures with Respect to Related Party Transactions

        Our articles of incorporation contain provisions setting forth our ability to engage in certain transactions. Our board reviews all of these transactions as well as any related party transactions. As a general rule, any related party transactions must be approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction, these persons will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

        We believe that our general policies and procedures regarding related party transactions are evidenced by the disclosures in our current and prior proxy statements under the caption "Certain Relationships and Related Transactions." We may in the future adopt additional written policies and procedures regarding related party transactions.

PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP

        The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. We traditionally ask our stockholders to ratify the selection even though your approval is not required. Further, even if you do not approve the selection of KPMG LLP, we will not replace them for this fiscal year due to the added expense and delay that would result from replacing them and selecting a new firm. Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.

        Representatives of KPMG LLP will attend the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

        RECOMMENDATION OF THE BOARD:    The board recommends that you vote "FOR" the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Fees to Independent Registered Public Accounting Firm

        The following table presents the fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2007 and 2006, together with fees for audit-related services and tax services rendered by KPMG LLP for the fiscal years ended December 31, 2007 and 2006, respectively.

	Fiscal year ended December 31,
Description	2007	2006
	$	$
Audit fees	667,000	597,500
Audit-related fees(1)	44,812	102,000
Tax fees(2)	176,480	164,900
All other fees	—	—

TOTAL	888,292	864,400

(1)
Audit-related fees are comprised of research fees.

(2)
Tax fees are comprised of tax compliance fees.

Approval of Services and Fees

        Our audit committee has reviewed and approved all of the fees paid to KPMG, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee must pre-approve all services provided by our independent registered public accounting firm and the fees charged for these services. The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2006 and 2007, respectively, were consistent with maintaining KPMG's independence. Accordingly, the audit committee has approved all of the services provided by KPMG. As a matter of policy, we will not engage its primary independent registered public accounting firm for non-audit services other than "audit related services," as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting. The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC's auditor independence rules are satisfied.

STOCKHOLDER PROPOSALS

        We have not received any stockholder proposals to be included in this year's proxy statement. Article II, Section 14(a) of our bylaws requires that any stockholder intending to present a proposal for action by the stockholders at an annual meeting must give written notice of the proposal, containing specified information, to our corporate secretary not less than forty-five days prior to the anniversary date of our proxy statement for the previous year's annual meeting. For our annual meeting to be held in 2009, the notice deadline under Article II, Section 14(a) of our bylaws is March 15, 2009. A copy of our bylaws may be obtained by written request to our corporate secretary at the address provided below.

        Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Securities and Exchange Commission Rule 14a-8. This rule requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year's annual meeting. For our annual meeting to be held in 2009, any stockholder proposal to be included in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than December 30, 2008.

        All stockholder proposals should be submitted in writing and addressed to our corporate secretary, at Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

PROXY

INLAND REAL ESTATE CORPORATION

2901 Butterfield Road • Oak Brook, Illinois 60523
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas P. D’Arcy and Mark E. Zalatoris, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned at the close of business on April 17, 2008, at the Annual Meeting of Stockholders when convened on June 11, 2008 and at any postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH HEREIN. In the event that any other matter may properly come before the Annual Meeting, or any postponements or adjournments thereof, the Proxies are authorized, in their discretion, to vote on the matter.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

INLAND REAL ESTATE CORPORATION – ANNUAL MEETING, JUNE 11, 2008:

YOUR VOTE IS IMPORTANT!

Proxy Materials are available on-line at:
http://www.inlandrealestate.com

You can vote by proxy in one of three ways:

1.  Call toll free 1-866-395-9262 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.  Via the Internet at https://www.proxyvotenow.com/irec and follow the instructions.

or

3.  Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

		Proxy
Annual Meeting of Stockholders		Inland Real Estate Corporation					Please mark as indicated in this example	☒
	June 11, 2008	For	Withhold All	For All Except			For	Against	Abstain
1.	Elect the following eight individuals to serve as directors, including five independent directors, until the next annual meeting of Stockholders or otherwise as provided in our governing documents.	☐	☐	☐	2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

Nominees:

(01) Roland W. Burris	(02) Thomas P. D’Arcy	(03) Daniel L. Goodwin
(04) Joel G. Herter	(05) Heidi N. Lawton	(06) Thomas H. McAuley
(07) Thomas R. McWilliams	(08) Joel D. Simmons

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.
The Board of Directors recommends a vote “FOR” the proposals listed above.
☐
Mark here if you plan to attend the meeting in person:

☐
Mark here for address change and note change below.

Please be sure to date and sign this proxy card in the box below.	Date

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope.

Sign above

*** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW***

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote by proxy:

1.  By Mail; or

2.  By Telephone (using a Touch-Tone Phone); or

3.  By Internet.

Authorizing a proxy by telephone or Internet vote empowers the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy by mail. Please note telephone and Internet votes must be cast prior to 3:00 a.m. CDT, June 11, 2008. It is not necessary to return this proxy if you authorize a proxy by telephone or Internet.

To Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m. CDT, June 11, 2008. 1-866-395-9262	To Vote by Internet anytime prior to 3:00 a.m. CDT, June 11, 2008. https://www.proxyvotenow.com/irec

Please note that the last proxy received, whether by telephone, Internet or by mail, will be the proxy used to vote your shares.

ON-LINE PROXY MATERIALS :	http://www.inlandrealestate.com

Your vote is improtant!

QuickLinks

Table of Contents
INFORMATION ABOUT THE ANNUAL MEETING
STOCK OWNERSHIP
CORPORATE GOVERNANCE
PROPOSAL NO. 1—ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP
STOCKHOLDER PROPOSALS